Exhibit 99.1
CSK AUTO CORPORATION ANNOUNCES SUBSTANTIAL COMPLETION OF AUDIT COMMITTEE-LED INTERNAL INVESTIGATION
PHOENIX, AZ, September 28, 2006 — CSK Auto Corporation (NYSE: CAO) announced today that the Audit Committee of its Board of Directors has substantially completed its previously announced internal investigation (commenced in March 2006), which was conducted with the assistance of independent counsel and a separate accounting firm. The scope of the investigation focused primarily on the Company’s accounting for inventory and vendor allowances associated with the Company’s merchandising programs, but was not limited in any way by the Audit Committee. The investigation identified accounting errors and irregularities that materially and improperly impacted various inventory accounts, vendor allowances, other accrual accounts and related expense accounts.
The Company announced that Martin Fraser (President and Chief Operating Officer), Don Watson (Chief Administrative Officer and former Chief Financial Officer), as well as several other individuals in the Company’s finance organization are no longer employed by the Company. In addition, the Company intends to implement remedial measures expected to include enhanced accounting policies, internal controls and employee training.
Maynard Jenkins, the Company’s Chairman and Chief Executive Officer, added: “In view of these departures, my fellow directors and I determined that it is important that we identify my successor. Consequently, we have decided to initiate a search for a new Chief Executive Officer for the Company. Pending completion of that search, I will assume the responsibilities previously discharged by our President and Chief Operating Officer and am committed to ensuring the successful continuity of our business operations. When our new CEO is on board, I will retire from the Company but will remain available to provide such assistance as the Board may request. Needless to say, I am extremely disappointed by the results of the investigation, and I will work with the Board to implement the policies and procedures to assure that the issues identified by the investigation do not recur.”
The Company is in the process of finalizing the work to restate its financial statements for each of the two fiscal years 2003 and 2004, selected consolidated financial data for each of the four fiscal years 2001 through 2004 and interim financial information for each of its quarters in fiscal year 2004 and for the first three quarters of fiscal 2005, in order to account properly for the matters identified in connection with the investigation and the Company expects to report the impact of the restatement as soon as practicable. However, the process of completing the financial statements is ongoing and the Company cannot predict at this date when the financial statements will be filed. As discussed in previous releases, the Company expects to identify additional material weaknesses in its internal control over financial reporting associated with the matters identified in the course of the Audit Committee’s investigation, in addition to those material weaknesses previously reported in its fiscal 2004 Form 10-K. The Company will conclude its evaluation and report its findings and plan for remediation of such material weaknesses in this regard when it files its fiscal 2005 Form 10-K.
The Company will continue to defer the release of its financial results for fiscal 2005 and the first and second quarters of 2006 pending completion of the restatement work. However, the Company reports the following preliminary net sales results for the second quarter ended July 30, 2006. Total sales for the second quarter of fiscal 2006 were $480.0 million compared to $419.0 million for the second quarter of fiscal 2005. Almost all of the year over year increase in second quarter sales was attributable to sales from Murray’s Discount Auto Stores, which the Company acquired in December 2005. Excluding sales from the Murray’s stores, same store sales for the second quarter of fiscal 2006 declined 2.3%, consisting of an increase of 6.1% in commercial same store sales and a decline of 4.1% in retail same store sales. The Company believes that its fiscal 2006 second quarter sales were negatively impacted in part by higher gasoline prices.

Eight net new stores were opened in the second quarter and we anticipate opening 36 net new stores in the second half of 2006. During fiscal 2006, we anticipate opening 65 new stores, relocating 7 stores and closing 11 stores, resulting in 54 net new stores. As of September 27, 2006, the Company had approximately $140 million of availability under its Credit Agreement with $64 million in borrowings under the revolving credit portion of the facility and $32 million in letters of credit outstanding. The restructuring of the Company’s long-term debt this summer provided for relatively small principal payments over the next few years.
The financial highlights presented in this press release are preliminary and are subject to change based on the completion of our financial statements for fiscal 2005 and the first and second quarters of fiscal 2006 and the completion of the independent audit of our fiscal 2005 financial statements. This data should not be viewed as a substitute for full financial statements.
Based on preliminary results of the investigation, the Company previously announced probable maximum estimated overstatements relative to its previously filed October 31, 2005 balance sheet of approximately $70 million in inventory and $12 million in vendor allowances. As previously reported, the Company also identified an estimated overstatement of between $3 million and $7 million of store surplus fixtures and supplies. In addition, it is expected that the restatement will result in material changes that both increase and decrease previously reported results of operations for the periods that will be restated. At this time, no facts have been developed that would indicate that any of the foregoing items would have a material adverse effect on historical revenues or cash flows or on the Company’s ongoing or future business operations.
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made. As indicated previously and above, additional inquiry and analysis is being conducted by the Company and the Audit Committee before any definitive conclusions can be reached as to the time periods and amounts involved relative to the accounting errors and irregularities that have been identified. In addition, there can be no assurance that additional matters will not be identified that require further analysis relative to their impact on previously issued financial statements or that the amounts involved and nature and extent of the accounting errors and irregularities may not ultimately differ materially from that described above.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of April 30, 2006, the Company operated 1,288 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483
Media Contact: Ashton Partners — Mike Banas 312-553-6704